Morgan Stanley Latin American Growth Fund
Item 77(o) 10f-3 Transactions
January 1, 2001 - June 30, 2001

Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker
Embraer
06/12/01
$38.90
13,800
0.617%
$577,173,926
0.093%
Merrill Lynch


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